Exhibit 99.2
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
Kim Wittig (media)
Director
631-962-2000
OSI Pharmaceuticals Files Patent Infringement Lawsuits Against
Teva Pharmaceuticals USA and Mylan Pharmaceuticals
MELVILLE, NEW YORK — March 20, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that the Company has filed two lawsuits in U.S. District Court in Delaware against Teva Pharmaceuticals USA, Inc. (“Teva”) and Mylan Pharmaceuticals, Inc. (“Mylan”) for infringement of US Patent No. 5,747,498, US Patent No. 6,900,221 and US Patent No. 7,087,613. All three patents are associated with Tarceva® (erlotinib).
The lawsuits are based on Abbreviated New Drug Applications (ANDAs) filed by Teva and Mylan seeking permission to manufacture and market a generic version of Tarceva before the expiration of the three patents. The filing of these lawsuits restricts the FDA from approving Teva and Mylan’s ANDAs until May 18, 2012 (the statutory stay period), unless an adverse court ruling occurs prior to such time.
OSI plans to vigorously protect and enforce the intellectual property rights of Tarceva.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated personalized medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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